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Ohio Casualty Corporation & Subsidiaries                           Exhibit 20.4
STATEMENT OF CONSOLIDATED CASH FLOWS

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Year ended December 31 (in thousands)                   1998         1997        1996
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
Cash flows from:
  Operations
    Net income                                    $   84,927   $  139,047  $  102,457
    Adjustments to reconcile net income to
      cash from operations:
	Changes, net of effect of acquisition:
	  Insurance reserves                          (8,051)    (315,255)   (169,006)
	  Income taxes                                  (978)      10,691       8,238
	  Premiums and other receivables               9,983       (6,939)      9,500
	  Deferred policy acquisition costs          (13,171)      (9,379)      3,111
	  Reinsurance recoverable                    (77,899)     253,720      83,484
	  Other assets                                (6,418)     (22,339)        775
	  Other liabilities                           52,440       20,677     (18,442)
	  California Proposition 103 reserves        (18,865)      (7,469)      4,209
	  Amortization of goodwill                     1,031            0           0
	  Depreciation and amortization               15,902       16,035      12,388
	  Investment (gains) losses                  (14,339)     (52,382)    (50,674)
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  Net cash from operations                            24,562       26,407     (13,960)
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Investing
  Purchase of securities:
    Fixed income securities - available for sale    (467,295)    (351,393)   (539,690)
    Equity securities                                (32,502)     (66,433)    (74,243)
  Proceeds from sales:
    Fixed income securities - available for sale     425,355      342,193     501,394
    Equity securities                                 51,217      144,688     122,970
  Proceeds from maturities and calls:
    Fixed income securities - available for sale     136,066      103,165     101,970
    Equity securities                                 21,848       10,013       6,702
  Property and equipment:
    Purchases                                        (40,642)     (18,968)     (7,340)
    Sales                                                517          702         952
  Cash paid in acquisition of business, net of
    cash acquired                                     (1,082)           0           0
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       Net cash from investments                      93,482      163,967     112,715
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Financing
  Note payable:
    Borrowing                                        230,000            0           0
    Repayment                                         (5,000)     (10,000)    (10,000)
  Proceeds from exercise of stock options                  1          371         135
  Purchase of treasury stock                        (100,212)     (64,858)     (9,168)
  Dividends paid to shareholders                     (57,886)     (57,456)    (56,380)
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       Net cash from financing                        66,903     (131,943)    (75,413)
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Net change in cash and cash equivalents              184,947       58,431      23,342
Cash and cash equivalents, beginning of year         120,055       61,624      38,282
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Cash and cash equivalents, end of year            $  305,002   $  120,055  $   61,624
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Additional disclosures:
  Interest paid                                   $    3,547   $    3,147  $    3,769
  Income taxes paid                                   21,805       37,035      16,336

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See notes to consolidated financial statements

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